Exhibit 10.40

Execution Copy

e-TRX LIMITED

AND

HOGG ROBINSON PLC

AMENDED AND RESTATED

SHARED SERVICES AGREEMENT

Schedule 1

Schedule 2

Schedule 3

Schedule 4

Schedule 5

-i-

THIS SHARED SERVICES AGREEMENT, including all addenda hereto (collectively, the “Agreement”) is made effective as of January 1, 2004 (the “Effective Date”).

BETWEEN

(1)	e-TRX LIMITED, a company incorporated in England and Wales under number 3841799, having its registered office at Sutherland House, Russell Way, Crawley, West Sussex, RH10 1UH (“ETRX”); and

(2)	HOGG ROBINSON plc, a company incorporated in England and Wales under number 756582 whose registered office is at Abbey House, 282 Farnborough Road, Farnborough, Hampshire, GU14 7NJ (“HR”)

WHEREAS, this Agreement amends, restates and continues (and has not terminated) that certain Shared Services Agreement entered into by and between ETRX (f/k/a Fortdove Limited) and HR dated 18th February 2000.

NOW, THEREFORE, in consideration of the premises and of the promises and agreements hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	DEFINITIONS

In this Agreement:

1.1	Additional Services means those services falling outside the Scope of the Services, which HR may agree to perform upon terms and conditions agreed between the parties;

1.2	Effective Date means the date set forth in the first paragraph hereof;

1.3	Dispute Resolution Procedure means the procedure set out in Clause 10;

1.4	Form of Change Order means the form set out in Schedule 3 to this Agreement;

1.5	Group means, in relation to a company that company, its holding company and each subsidiary of the company, its holding company and subsidiaries for the time being;

1.6	HR Personnel means the HR Group personnel who are engaged in the provision of the Services;

1.7	Monthly Charges means the Schedule 1 Charges and the Schedule 2 Charges;

1.8	Services – means the Schedule 1 Services and the Schedule 2 Services;

1.9	Schedule 1 Charges means the charges in respect of Schedule 1 Services as set out in Schedule 1 and/or Schedule 4 as the same may vary during the Term in accordance with the provisions of this Agreement;

1.10	Schedule 2 Charges means the charges in respect of Schedule 2 Services as set out in Schedule 4 as the same may vary during the Term in accordance with the provisions of this Agreement;

1.11	Schedule 1 Services means those services as set out within Schedule 1 (as amended from time to time by written agreement between the parties), which expression shall include such Additional Services which HR agrees in writing to perform from time to time (without prejudice to any separate terms agreed for the Additional Services);

1.12	Schedule 2 Services means those services as set out within Schedule 2, (as amended from time to time by written agreement between the parties) which expression shall include such Additional Services which HR agrees in writing to perform from time to time (without prejudice to any separate terms agreed for the Additional Services);

1.13	Scope means the scope of the Services as at the Effective Date (including as regards type and volume) as the same may be decreased during the Term pursuant to Clause 8.9, or increased by mutual written agreement of the parties pursuant to Clause 3;

1.14	Shareholders Agreement means the Shareholders Agreement entered into between Hogg Robinson Holdings BV (a subsidiary of HR), BCD Technology S.A. and TRX, Inc. (the parent of ETRX) dated November 5, 1999, as amended;

1.15	Term - means the term of this Agreement, as set out in Clause 8;

1.16	ETRX Supervisors means the ETRX personnel who are responsible for the supervision of the performance of the Services;

1.17	Value Added Tax means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar fiscal nature whether imposed in the United Kingdom (instead of or in addition to value added tax) or elsewhere.

1.18	In this Agreement, a reference to:

1.18.1	a “subsidiary” or “holding company” is to be construed in accordance with section 736 of the Companies Act 1985 and a “subsidiary undertaking” or “parent undertaking” is to be construed in accordance with section 258 of the Companies Act 1985;

1.18.2	a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time whether before or after the date of this Agreement and any subordinate legislation made or other thing done under the statutory provisions whether before or after the date of this Agreement;

1.18.3	a document is a reference to that document as modified from time to time;

1.18.4	a person includes a reference to a government, state, state agency, corporation, body corporate, association or partnership;

1.18.5	a person includes a reference to that person’s legal personal representatives, successors and permitted assigns;

1.18.6	the singular includes the plural and vice versa unless the context otherwise requires;

1.18.7	a clause or schedule, unless the context otherwise requires, is a reference to a clause or a schedule to this Agreement; and

1.18.8	“includes”, “including” and similar terms, means “includes but is not limited to”.

1.3	The headings in this Agreement do not affect its interpretation.

2.	THE SERVICES

2.1	HR shall provide the Services to ETRX as set out in Schedule 1 and Schedule 2 on the terms set out herein.

2.2	Except as expressly provided for to the contrary in Schedule 1, Schedule 2 or any Form of Change Order, the Services will be provided in, and in respect of, the UK only.

2.3	HR shall provide ETRX the use of a sub-number to the IATA number of its wholly- owned subsidiary, Hogg Robinson (Travel) Limited (the “Subnumber”), in accordance with the terms set forth in Section 14 of the Purchase and Termination Agreement by and between HR, ETRX and other parties of even date herewith (the “PTA”).

3.	ADDITIONAL SERVICES

3.1	ETRX may request HR to perform Additional Services. HR will have the option (but not the obligation) to provide such Additional Services upon such terms and conditions (including compensation terms) as may be mutually agreed between the parties. HR agrees that it will not unreasonably refuse to provide Additional Services.

Such terms shall be documented in the Form of Change Order attached hereto as Schedule 3 or by another form of mutually agreed written instrument should the parties so require. No charges or other compensation in respect of any Additional Services are included in the Monthly Charges. In no event shall HR be obliged to perform any Additional Services: (a) that would cause it to be in conflict with any law, rule or regulation, or any internal HR policy; or (b) in respect of which the said terms and conditions have not been mutually agreed and a Form of Change Order or other agreed written instrument executed.

3.2	Any dispute relating to Additional Services shall be handled in accordance with the Dispute Resolution Procedure.

3.3	ETRX shall not resell the Services or Additional Services provided hereunder to any third party without the prior written consent of HR.

4.	PRIOR APPROVAL BY ETRX OF ETRX-RELATED COMMITMENTS

4.1

If in the performance of its obligations hereunder, it is necessary for HR to incur Excess Costs (defined below) to be recharged to ETRX hereunder, ETRX shall repay such Excess Costs to HR provided that in the event such Excess Costs either individually or in the aggregate exceed £40,000, then HR shall notify ETRX in writing of the necessity of such expenditure and shall secure ETRX’s written approval prior to incurring such Excess Costs. HR shall not be liable for any failure to provide the relevant Services or Additional Services as a result of ETRX’s failure to authorise or delay in authorising such Excess Costs. For the avoidance of doubt, HR shall not be in default under this clause where HR, in good faith, did not anticipate that the Excess Costs would exceed £40,000, but such Excess Costs did exceed that amount as a direct result of any requirements, acts or omissions of ETRX; provided, that in such event HR promptly notify ETRX of such expenditure(s) and obtain ETRX’s consent for any future Excess Costs.

Excess Cost means costs incurred or to be incurred by HR that are over and above those costs related to HR’s standard practices and procedures relating to its provision of the Services and/or Additional Services (which standard costs are included in the Schedule 1 Charges and/or Schedule 2 Charges as applicable). For the avoidance of doubt, Excess Costs shall include any and all amounts contained in any contractual commitments or obligations including employment agreements or severance arrangements.

5.	PERSONNEL

5.1	HR Group Personnel. ETRX and HR are not joint employers for any purpose under this Agreement. HR will determine how to staff the Services under this Agreement. HR reserves the right from time to rime to assign personnel to perform the Services and to replace or reassign such employees. HR Personnel may rotate between this engagement and other engagements of HR.

5.2	Employment of Personnel. Subject to Clause 9.8 and anything expressly provided for to the contrary in the PTA, during the Term and for six months following its termination, neither party shall employ, solicit or make any offers to employ the other party’s or any Group member’s employees or partners used in or connected with the performance of the Services, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. The non-breaching party shall be entitled, in addition to any other remedies it may have at law or in equity, to a payment from the breaching party in an amount equal to three months’ salary of any partner or employee which the breaching party employs, solicits or offers to employ in violation of this Clause.

6.	ETRX RESPONSIBILITIES

6.1	HR’s performance of the Services is dependent upon ETRX’s timely and effective performance of ETRX’s responsibilities under this Agreement and ETRX’s timely decisions, approvals and payments of undisputed fees in accordance with this Agreement. The responsibilities and obligations of ETRX under and pursuant to this Agreement include, but are not limited to, the following:

6.1.1	providing HR with complete and accurate information required by HR to perform the Services in a timely manner and ensuring that all such information provided by ETRX to HR contains no material omissions, and is updated on a prompt and continuous basis;

6.1.2	making available, promptly upon request by HR, management decisions, approvals, acceptances and such other information and assistance desired or required by HR to perform its obligations under this Agreement;

6.1.3	being responsible for the provision and accuracy of ETRX’s financial statements;

6.1.4	establishing and maintaining ETRX’s policies (including finance, accounting and management information system policies) and an effective overall system of internal controls;

6.1.5	making ETRX’s and its Group’s relevant employees available to and causing them to communicate with HR and HR Personnel both during and outside business hours as HR may reasonably request; and

6.1.6	providing HR with access to the ETRX Supervisors at such times as HR may reasonably request. HR shall report to the ETRX Supervisor(s) with respect to the performance of its obligations under this Agreement.

6.1.7	providing HR, at least two months in advance of the start of the month to which they relate, forecasts of transaction and other volumes relevant to the Services; and

6.1.8	providing HR with as much prior notice as possible of intended and proposed requests for Additional Services.

7.	PAYMENTS

7.1	*

7.2	Out-of-Pocket Expenses. ETRX shall reimburse HR for, reasonable actual documented out-of-pocket expenses (e.g., travel, lodging, supplies, etc.) incurred by HR in connection with the services. *

7.3	*

*        CONFIDENTIAL TREATMENT REQUESTED

*

7.4	Late Payment Charges. HR shall be entitled to make a late payment charge, computed on a daily basis at 2% above Barclays Bank plc base rate in force from time to time on any amounts not paid when due.

7.5	Taxes. In addition to the other charges payable under this Agreement, ETRX shall be solely responsible for the payment of any Value Added Tax based upon the facilities, assets and Services, and/or products provided by HR. Both parties shall take all reasonable steps to minimize taxes, which might be assessed on either party based on the parties’ performance hereunder.

7.6	Set-off. In the event that any payments hereunder become due and payable by one party (the “Owing Party”) at a time when there is a bona fide claim (i.e. a disputed or overdue payment as opposed to a sum owing in the normal course) against the other party (the “Owed Party”) by the Owing Party, the Owing Party shall be entitled to pay any such sum into a joint interest-bearing deposit account in the joint names of Owing Party’s solicitors and the Owed Party’s solicitors (the “Escrow Account”) pending resolution of such claim in accordance with the Dispute Resolution Procedure. Upon resolution of such claim the Owed Party shall be entitled to payment from the Escrow Account of an amount which does not exceed the amount due to it from the Owing Party in relation to the resolved claim, with the balance standing to the credit of the Escrow Account being payable to the Owing Party. Interest accrued in the Escrow Account shall be apportioned pro rata between the payments made out of the Escrow Account as referred to above.

8.	TERM AND TERMINATION

8.1.1	This Agreement shall continue for twelve (12) months (the “Initial Term”) unless and to the extent terminated or extended beyond the Initial Term pursuant to this Clause 8, or terminated pursuant to Clause 15.2. This Agreement may be extended for additional one (1) year terms if the parties agree in writing to such extension not less than six (6) months prior to expiration of the then current term, but neither party shall have any obligation to agree any such extension(s).

8.1.2	Notwithstanding the foregoing, the parties acknowledge that certain parts of the Services may continue beyond the end of the Initial Term (e.g. if the Subnumber continues to be used by ETRX beyond that date, and as regards services provided in relation to the properties let by ETRX pursuant to the PTA). In such circumstances, in the absence of any mutually agreed extension of this Agreement as provided for above, this Agreement shall continue in full force and effect as regards the continuing Services only.

8.2	Termination for Cause. If ETRX breaches any payment obligation under this Agreement, and such breach is not cured within 15 days of its receipt of written notice of such breach, HR may immediately (i) suspend performance of the Services, (ii) change the payment conditions under this Agreement *, or (iii) terminate this Agreement upon 30 days written notice.

*        CONFIDENTIAL TREATMENT REQUESTED

8.3	A party (the “Initiating Party”) may terminate this Agreement with immediate effect by written notice to the other party (the “Breaching Party”) on or at any time after the occurrence of an event specified in Clause 8.4 in relation to the Breaching Party.

8.4	The events are:

8.4.1	the Breaching Party being in material breach of a material obligation under this Agreement and, if the breach is capable of remedy, failing to remedy the breach within 30 days starting on the day after receipt of written notice from the Initiating Party giving details of the breach and requiring the Breaching Party to remedy the breach;

8.4.2	the Breaching Party passing a resolution for its winding up or a court of competent jurisdiction making an order for the Breaching Party’s winding up or dissolution;

8.4.3	the making of an administration order in relation to the Breaching Party or the appointment of a receiver over, or an encumbrancer taking possession of or selling, an asset of the Breaching Party;

8.4.4	the Breaching Party making an arrangement or composition with its creditors generally or making an application to a court of competent jurisdiction for protection from its creditors generally (including, without limitation, proceedings under Chapter 11 of the U.S. Bankruptcy Code);

8.5	Subject to Clause 8.1.2, HR may terminate this Agreement immediately upon notice to ETRX within 60 days: (a) following a change of control of ETRX (whether such control is exercised as sole or joint control, with a third party); or (b) if BCD Technology, S.A. or another company owned or under the control of BCD Technology, S.A. cease to hold the majority of the voting rights in TRX, Inc (“TRX”) and/or WTT UK Limited. In this clause, “control” means the ability to direct the affairs of another whether by way of contract, ownership of shares or otherwise.

8.6	If there is any material change, as reasonably determined by either party; (1) in any laws, ordinances, orders, rules or regulations governing the way the parties may operate; (2) in travel industry conditions, including but not limited to, airfares (e.g., net fares or net/net fare arrangements) or compensation to HR, by action of any industry vendor, governing body or client; or (3) in technology including but not limited to computer reservation systems or the internet; which material change has the effect of materially increasing or decreasing the cost of doing business, or, in the case (1), rendering the performance of any part of the Services illegal or otherwise unlawful; then, either party shall have the right to provide written notice to the other party of such change and both parties agree to renegotiate in good faith the relevant financial and/or service terms of this Agreement. If the parties are unsuccessful in renegotiating mutually satisfactory terms, either party shall, subject to Clause 8.1.2, have the right to terminate this Agreement at any time thereafter with one hundred and eighty (180) days’ advance written notice.

8.7	Subject to Clause 8 1.2, this Agreement will terminate automatically upon whichever is the earlier of the termination or expiry of the Shareholders Agreement or upon HR ceasing to be a shareholder in TRX.

8.8	*

8.9	Partial Termination. Either party may terminate this Agreement as to one or more of the covered Services upon not less than 180 days’ written notice to expire no earlier than the first anniversary of the Effective Date, without terminating as to the remainder of the Services. In the event of such partial termination, the relevant element of the * Charges shall be adjusted to reflect the cessation of the terminated Services and Clause 10 shall be applied in respect of the terminated Services.

9.	CONSEQUENCES OF TERMINATION

9.1	Any termination of this Agreement shall be without prejudice to each party’s accrued rights and obligations hereunder and shall not affect any other remedies of the parties, whether at law or in equity.

9.2	Subject to the provisions of Clause 14.1.1 and the terms of this Clause 9.2, upon expiry or other termination of this Agreement (other than for reasons of HR’s breach), ETRX shall pay HR in respect of (a) Excess Costs; (b) costs and expense incurred in relation to the termination or otherwise of any of the Leicester property leases relating to premises used by ETRX which at the date of such expiry/termination remain in the name of any HR Group member(s) and which have not been formally sub-leased pursuant to the Heads of Terms (defined in the PTA) during the period from the Effective Date until the execution of the formal agreements, leases and sub-leases as contemplated in the Heads of Terms; and (c) costs estimated in good faith as set forth on Schedule 5 (collectively, (a), (b) and (c) shall be defined as “Costs”). HR acknowledges and agrees that ETRX is only required to pay HR for Costs to the extent that either individually or in the aggregate exceed £5,000. Clauses 14.1.2 and 14.1.3 shall not apply to this Clause 9.2. For the avoidance of doubt, the £5000 figure is not a “per claim” deductible nor is it a bar to claims which are less than £5000 in value. For example, if HR’s first valid Costs claim is either for £5500, or a number of smaller sums which in the aggregate amount to £5500, then in either case, HR would be entitled to £5500 and would then be entitled to receive payment in full for all other Costs claimed.

9.3	HR Obligations Upon Termination. In the event of termination of this Agreement by ETRX for HR’s breach, HR will work together with ETRX to identify the information, materials and resources ETRX is entitled to receive and to develop an overall plan for transitioning such items to ETRX or its designee in accordance with the following provisions (collectively, “Termination Assistance”).

9.4	HR will provide the Termination Assistance described below for a period of up to * (to expire no later than the first anniversary of the Effective Date, or any subsequent yearly anniversary of the effective date should this Agreement have been extended pursuant to Clause 8.1.1) per ETRX’s written request on the terms set out in this Clause 9. HR’s obligation to provide Termination Assistance shall be conditional upon ETRX paying to HR all outstanding invoices prior to the commencement of any Termination Assistance and upon ETRX continuing to pay when due any and all fees due hereunder (including * Charges) during the Termination Assistance period.

*        CONFIDENTIAL TREATMENT REQUESTED

9.5	Unless otherwise agreed or unless otherwise provided for herein to the contrary, ETRX shall pay HR standard hourly rates and reasonable expenses for any Termination Assistance provided by HR and/or any other assistance not a part of the Services or Additional Services provided by HR at the request of ETRX. This fee is in addition to any other payments required under this Agreement. Notwithstanding the termination or expiration of this Agreement, the terms and conditions of this Agreement will apply to all Termination Assistance services provided by HR during such period.

9.6	If ETRX requests Termination Assistance beyond the available capacity of the HR on- site staff, such request will be treated as a request for Additional Services and ETRX will pay the agreed charge for such Additional Services.

9.7	HR and ETRX will jointly develop a plan (the “Transition Plan”) to effect the orderly transition and migration to ETRX from HR of all services then being performed or managed by HR under this Agreement which are being terminated (the “Termination Transition”). The Transition Plan will indicate the schedule on which HR will turn over responsibility for each service to ETRX which shall, in any event, be no later than the first anniversary of the Effective Date, or any subsequent yearly anniversary of the Effective Date should this Agreement have been extended pursuant to Clause 8.1.1, or such earlier date as may be stipulated in the Schedules hereto. The Transition Plan will set forth the tasks to be performed by HR and ETRX, the time for completing such tasks and the criteria for declaring the Termination Transition “completed”. The parties and their employees and agents will cooperate in good faith to execute the plan and each party agrees to perform those tasks assigned to it in the Transition Plan. HR will direct the execution of the Transition Plan. The Transition Plan will include the following tasks and such other tasks as may be agreed upon by HR and ETRX:

9.7.1	Providing ETRX or its designee access to necessary data files and programs, certain non-proprietary operational procedures and data and documentation (other than HR’s own proprietary materials and information) in HR’s possession related to the Services;

9.7.2	Returning all ETRX confidential and proprietary information of ETRX in HR’s possession, except for one copy which HR may retain, subject to its confidentiality obligations, for internal recordkeeping purposes and for compliance with applicable professional standards;

9.7.3	Returning to ETRX all software which ETRX owns or otherwise has rights to (other than Licensed Programs as defined in Clause 9.11) (together with its related data and documentation) and hardware which ETRX or a TRX Group member(s) owns, leases or otherwise has written contractual rights to have such hardware returned to it. HR will deliver to ETRX all ETRX data in a format application for use by ETRX and will seek to minimize the amount of manual data entry or re-keying necessary in connection with the transfer of such data to ETRX. For the avoidance of doubt, this Clause shall not in any way: (a) oblige HR to return ETRX-owned or licensed software used by any member(s) of the HR Group under the terms of any agreements other than this Agreement; or (b) give ETRX any rights in or to the software referred to in Clause 17.8, other than as may be provided for in Clause 9.11.

9.8	Upon total or partial termination or expiry of this Agreement, the following shall apply in relation to those HR Group employees of HR engaged in the performance of the relevant Services:

9.8.1	it is acknowledged by HR and ETRX that those employees of HR who are assigned to the performance of the Services may, on the termination or expiry of this Agreement, transfer to the employment of ETRX under the provisions of the Transfer of Undertakings (Protection of Employment) Regulations 1981 (“TUPE”);

9.8.2	to the extent that any employee of HR assigned to spend 50% or more of his/her time in the performance of the Services at the time of termination of this Agreement does not transfer from HR to ETRX pursuant to TUPE, HR will provide to ETRX an opportunity to offer employment to such person. Such an offer must provide for employment with ETRX to be effective as soon as possible and in any event at the earlier of (A) the end of the Termination Transition period, or (B) the date on which HR is no longer responsible under the Transition Plan or this Agreement (if there is no applicable Transition Plan) for any of the tasks performed by the HR employee to whom ETRX is making the offer of employment. With respect to other HR personnel engaged in the performance of the Services at the date of expiration or termination, ETRX may offer employment to such HR employees only if ETRX has obtained the prior written consent of HR;

9.8.3	to the extent that any employee of HR becomes an employee of ETRX pursuant to clauses 9.8.1 or 9.8.2 above, then ETRX will indemnify HR for the cost of all salaries, wages and benefits paid to such an employee, the cost of providing benefits in kind and associated costs (including employer’s national insurance contributions) in respect of any period of employment with HR following the earlier of (A) the end of the Termination Transition period, or (B) the date on which HR is no longer responsible under the Transition Plan or this Agreement (if there is no applicable Transition Plan) for any of the tasks performed by the relevant HR employee;

9.8.4	to the extent that, as a consequence of the termination or expiry of this Agreement or the relevant part thereof, the employment of any employee of HR who is assigned to spend 50% or more of his/her time in the performance of the Services at the time of such termination or expiry of this Agreement is terminated by HR by reason of redundancy (as defined in section 139 Employment Rights Act 1996) within 3 months of the date of such termination or expiry of this Agreement, ETRX will indemnify HR for all costs incurred by HR in connection with such redundancy, including, without limitation, the cost of any redundancy payment due under statute, by contract or custom and practice, any claim for unfair dismissal or payment in lieu of notice.

9.8.5

Subject to Clause 9.8.4, HR shall indemnify ETRX from and against any costs, claims, charges, expenses, demands, liabilities or penalties which are attributable to any act or omission by HR prior to the earlier of (A) the end of the Termination Transition period, or (B) the date on which HR is no longer responsible under the Transition Plan or this Agreement (if there is no applicable Transition Plan) for any of the tasks performed by the relevant HR employee in respect of any of HR’s obligations or duties to or in relation to any of the employees or former employees (including but not limited to any liability arising out of the termination or dismissal of any employee or former employee) and which ETRX may incur or suffer as a result of ETRX succeeding to HR pursuant to TUPE or otherwise howsoever in relation to the contracts of employment of the employees or former employees of any of them.

9.9	HR will provide ETRX with reasonably detailed specifications for any hardware which ETRX will require to perform the services previously performed by HR under this Agreement. In addition, HR will offer to assign hardware leases (if permitted by the lessor) or to sell hardware which in each case at the time of the expiration or termination was dedicated solely to use in the provision of the Services. HR will (at ETRX’s expense ) provide reasonable assistance to ETRX in connection with the de-installation, shipping delivery and re-installation of any hardware sold by HR to ETRX.

9.10	HR will use reasonable endeavours to assist ETRX, or its designee, at ETRX’s expense, in acquiring licences to use any third party software which ETRX will require to perform the services previously performed by HR under this Agreement.

9.11	Subject to entering into a licence agreement in form and substance reasonably satisfactory to HR and ETRX, HR will grant to ETRX a perpetual (subject to any termination provisions therein), non-transferable, non-exclusive licence to use any HR- owned software which is application software (but not operating software or utilities) being used by HR to provide the Services immediately prior to the termination or expiration of this Agreement (the “Licensed Programs”), on the following principal terms:

9.11.1	Except to the limited extent required by natural disaster or similar emergency, the Licensed Programs will not be operated, directly or indirectly, by persons other than bona fide employees of ETRX, or on equipment that is not leased or owned by ETRX and is under ETRX’s control. Without limiting the foregoing, the Licensed Programs will not be utilised or operated by third-party processors;

9.11.2	Only data of ETRX will be processed utilising the Licensed Programs;

9.11.3	ETRX will not allow the Licensed Programs, or any of the various components or modifications thereof, to be disclosed to third parties, sold, assigned, leased or commercially exploited or marketed in any way, with or without charge. Except to the extent required for normal operation of the Licensed Programs, ETRX will not permit the Licensed Programs to be copied or reproduced, in whole or in part;

9.11.4	The Licensed Programs are the valuable property of HR and any violation in any material respect of any provision of the agreement for the Licensed Programs would cause HR irreparable injury for which it would have no adequate remedy at law, and HR will be entitled to preliminary and other injunctive relief against any such violation. Such injunctive relief will be in addition to, and in no way in limitation of, any and all other remedies or rights that HR will have at law or in equity; and

9.11.5	The licence will terminate automatically upon whichever is the earlier of the termination of the Shareholders Agreement or HR ceasing to hold any shares in

TRX, Inc. HR shall have no obligation during the term of the licence to maintain, develop or support the Licensed Programs.

9.12	Notwithstanding any other provision(s) of this Agreement, insofar as they are relevant, the provisions of Clause 9 shall apply to partial as well as total termination of this Agreement.

10.	GOVERNING LAW AND DISPUTE RESOLUTION

10.1	This Agreement is governed by and shall be construed in accordance with English law.

10.2	Initial Procedures. The parties shall make all reasonable efforts to resolve all disputes without resorting to litigation. If a dispute arises between the parties, the Managing Director of ETRX and the Program Director of HR will attempt to reach an amicable resolution. If either of them determines that an amicable resolution cannot be reached, they shall submit such dispute in writing (a “Dispute Notice”) to the CEO of TRX Inc and the Business Technology Director of HR (the “Management Representatives”), who shall use their best efforts to resolve it or to negotiate an appropriate modification or amendment.

10.3	Escalation. Except as otherwise provided in this Agreement, neither party shall be permitted to bring proceedings against the other (save for injunctive relief) until the earlier of (i) the date the Management Representatives conclude in good faith that an amicable resolution of the dispute through continued negotiation is unlikely, or (ii) sixty days from the date of submission of a Dispute Notice by either party.

10.4	The courts of England and Wales shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively, “Proceedings” and “Disputes”) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England and Wales.

10.5	Each party irrevocably waives any objection which it might at any time have to the courts of England and Wales being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England and Wales are not a convenient or appropriate forum.

11.	CONFIDENTIALITY

11.1	During the course of this Agreement a party (the “Receiving Party”) may come into possession of technology, computer software, documentation, trade secrets, products, copyrights or other confidential and proprietary information (“Confidential Information”) of the other (the “Disclosing Party”).

11.2	The Receiving Party:

11.2.1	may not use the Disclosing Party’s Confidential Information for a purpose other than the performance of its obligations under this Agreement;

11.2.2	may not disclose the Disclosing Party’s Confidential Information to a person except with the prior written consent of the Disclosing Party or in accordance with clauses 11.3 and 11.4; and

11.2.3	shall make every effort to prevent the use or disclosure of the Disclosing Party’s Confidential Information.

11.3	The Receiving Party may disclose the Disclosing Party’s Confidential Information to any of its directors, other officers, employees, sub-contractors and Group members (a “Recipient”) to the extent that disclosure is desirable for the purposes of this Agreement.

11.4	The Receiving Party shall ensure that a Recipient is made aware of and complies with the Receiving Party’s obligations of confidentiality under this Agreement as if the Recipient was a party to this Agreement. The Receiving Party shall be liable for any and all acts or omissions of its Recipient which violate the Receiving Party’s obligations of confidentiality hereunder.

11.5	Clauses 11.2 to 11.4 do not apply to Confidential Information which:

11.5.1	is at the date of this Agreement, or at any time after that date becomes, publicly known other than by the Receiving Party’s or Recipient’s breach of this Agreement; or

11.5.2	can be shown by the Receiving Party to the Disclosing Party’s reasonable satisfaction to have been known by the Receiving Party before disclosure by the Disclosing Party to the Receiving Party; or

11.5.3	is independently developed by a party or any other member(s) of its Group without reference to the Confidential Information of the other party or any member(s) of its Group; or

11.5.4	the Receiving Party is obliged to disclose by law or regulatory authority.

11.6	The Receiving Party’s obligation with respect to the Confidential Information of the Disclosing Party shall, subject to Clause 11.5, survive the termination of this Agreement and Clauses 14.1.2 and 14.1.3 shall not apply to breaches of this Clause 11.

11.7	Retention. HR may retain, subject to its confidentiality obligations, copies of ETRX’s Confidential Information required for internal recordkeeping purposes and for compliance with applicable professional standards.

11.8	Notwithstanding the foregoing, HR shall have the right to disclose ETRX’s confidential information to, and/or allow access to such by, any of HR’s Group members, contractors, subcontractors, agents and/or other third parties supplying products, services or systems in support of HR’s obligations under this Agreement, provided that such contractors, subcontractors, agents and/or other third parties shall be deemed HR “Recipients” and shall be subject to the confidentiality provisions set forth in Clause 11.4.

12.	PROPRIETARY MATERIALS

12.1	Ownership. ETRX is and shall continue to be the exclusive owner of all ETRX-owned data and all data (other than HR’s own internal records and accounts which are incidental to providing the Services) which is created by HR or a third party on behalf of HR specifically in connection with the performance by HR of its obligations under this Agreement (“Data”); provided that HR may retain one copy of any Data for its files. For the avoidance of doubt “Data” shall not (unless mutually agreed in writing) include any software or code created by HR for ETRX under or in relation to this Agreement, and all such software and code shall (subject to Clause 9.11 if applicable) remain the exclusive property of HR.

12.2	Auditor Access. Upon ETRX’s written request, HR shall provide ETRX’s external auditors with access to ETRX Data in HR’s possession as is necessary for ETRX’s external auditor to conduct its audit; provided that ETRX shall inform the external auditor that he will have access to HR’s Confidential Information and may not use or disclose any of HR’s Confidential Information or proprietary methodologies which may be disclosed in the course of providing such access. HR shall adhere to ETRX’s reasonable written internal procedures and guidelines relating to the disclosure of ETRX Data to such external auditors. If requested by ETRX as Additional Services, HR shall provide to such external auditors any assistance that they might reasonably require in connection with such audits. Subject to ETRX approval, HR shall make all reasonable changes requested by, and take any other reasonable action necessitated by, any such audit or examination. Such changes will be carried out as Additional Services. Access by any third party to HR’s tools, procedures or methodologies will be subject to the requirements of HR’s standard policies regarding granting access to its Confidential Information.

12.3	Publications. Notwithstanding anything contained herein to the contrary, if ETRX intends to publish or otherwise reproduce any of HR’s work product or to make reference to HR in any document that contains other information, ETRX agrees to (i) provide HR with a draft of the document to review, and (ii) obtain HR’s written approval for inclusion of HR’s name or work product in such document before the document is printed and distributed. HR shall not unreasonably withhold or delay such approval.

13.	REPRESENTATIONS AND WARRANTIES

13.1	Capacity, Authorisation and Effect of Agreement

Each party hereby represents and warrants to the other that:

(a)	Such party has all requisite power and authority to execute this Agreement and to perform its obligations thereunder. The execution, delivery and performance of this Agreement and the transactions contemplated thereby have been duly authorized and approved by such party;

(b)	The execution and delivery of this Agreement by such party, and the consummation by such party of the transactions contemplated therein, will not breach or violate the organizational documents or any material contract, agreement, instrument, judgment, law or licence which is applicable to such party, or to which such party is bound; and

(c)	No consent, approval or authorization of, or notice to, any governmental or regulatory authority or agency is required to be obtained by such party in connection with its execution, delivery and performance of this Agreement.

13.2	Accuracy of Information. ETRX warrants that all information (whether written or oral) and materials given or made available by ETRX to HR will be current, complete and accurate in all material respects and shall not omit to state any material fact. ETRX warrants that it will update such information on a prompt and continuous basis. HR’s ability to perform acceptably under this Agreement is expressly contingent upon the foregoing warranty.

13.3	Condition of hardware, software and other material. ETRX warrants that all hardware, software and other material given or made available by ETRX to HR will be in good condition and good working order and that it will keep all such hardware, software and material properly maintained (fair wear and tear excepted) unless and to the extent that maintenance of the same is to be provided as part of the Services). HR’s ability to perform acceptably under this Agreement is expressly contingent upon the foregoing warranty.

13.4	Third Party Consents. ETRX warrants that it has obtained all third-party consents and security clearances that are needed to enable HR to have access (on-site and remote) to all third-party products, data, information and other assets to be utilized by HR in providing the Services, including, without limitation, all consents needed for HR to access and use any applicable ETRX systems, hardware and software.

13.5	Year 2000. ETRX acknowledges that the programming assumptions made in the development of either (i) the computer hardware, software or other products owned, leased or otherwise used by ETRX (the “ETRX System”) and/or (ii) the computer hardware, software or other products owned, licensed or otherwise used by any third party whose systems in any way interact with, exchange data with or are interdependent with any ETRX System (the “Third Party Systems”), may prevent certain existing and future system functions in either the ETRX System or Third Party Systems from performing as originally intended with respect to data, calculations and other processing relating to dates of January 1, 2000 and beyond (collectively, the “Year 2000 Problems”).

13.6	ETRX acknowledges that HR shall have no obligation under this Agreement to correct any Year 2000 Problems, nor does HR have any obligation to provide any type of Year 2000 advice or services (whether review, analysis, planning, implementation, remediation, project management or any other type of Year 2000 advice or services). To the extent ETRX wishes to engage HR to perform any such services, they must be mutually agreed to in a separately signed Year 2000 consulting services agreement or amendment between ETRX and HR.

13.7	ETRX AGREES THAT HR HAS NO RESPONSIBILITY FOR ANY OF THE FOLLOWING WHICH RESULT FROM ANY YEAR 2000 PROBLEM:

(a)	ANY INACCURACY IN THE PERFORMANCE OF THE SERVICES;

(b)	ANY DELAY IN THE PERFORMANCE OF THE SERVICES; OR

(c)	ANY INABILITY TO PERFORM THE SERVICES.

13.8	HR represents that it has a backup plan in place consistent with industry standards to recover all data and information necessary for the performance of the Services hereunder in the event of a failure of HR’s computer systems and/or functionality in such a manner which will adversely impact HR’s standard operating procedures.

13.9	HR represents and warrants that it will provide the Services with reasonable skill and care.

13.10	EXCEPT AS EXPRESSLY PROVIDED IN THIS CLAUSE, NO EXPRESS OR IMPLIED WARRANTY IS MADE BY EITHER PARTY WITH RESPECT TO ANY SERVICE, PRODUCT, SOFTWARE RELEASE, DATA COMPILATION OR ANY OTHER MATTER, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT PREJUDICE TO THE WARRANTIES HEREUNDER HR DOES NOT WARRANT THAT ALL ERRORS IN ANY SOFTWARE CAN OR WILL BE CORRECTED OR THAT THE FUNCTIONALITY OF ANY SOFTWARE WILL MEET ETRX’S REQUIREMENTS.

14.	LIABILITY

14.1.1	NEITHER HR, ETRX NOR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS, WILL BE LIABLE TO THE OTHER FOR ANY CLAIMS OR SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE SERVICES PROVIDED BY THIS AGREEMENT OR A BREACH OF THE AGREEMENT EVEN IF THAT LOSS OR DAMAGE WAS REASONABLY FORESEEABLE OR EITHER PARTY WAS AWARE OF THE POSSIBILITY OF THAT LOSS OR DAMAGE ARISING, WHETHER SUCH DAMAGES OR CLAIMS ARE BASED ON BREACH OF WARRANTY OR CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT, PRODUCTS LIABILITY OR OTHERWISE.

14.1.2	EXCEPT IN RELATION TO CLAUSES 9.2, 11.6, 14.3.2, 14.3.3, 14.4.2 AND 14.4.3 (TO WHICH THIS CLAUSE SHALL NOT APPLY), IN NO EVENT WILL EITHER PARTY’S LIABILITY FOR ANY DAMAGES OR INJURIES TO THE OTHER PARTY HEREUNDER EVER EXCEED *, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT, PRODUCT LIABILITY OR OTHERWISE.

14.1.3	NOTWITHSTANDING ANY OTHER PROVISION(S) OF THIS AGREEMENT (OTHER THAN CLAUSES 11.6, 14.3.2, 14.3.3, 14.4.2 AND 14.4.3 (TO WHICH THIS CLAUSE SHALL NOT APPLY), IN NO EVENT WILL HR’S LIABILITY ARISING HEREUNDER IN ANY CALENDAR YEAR IN RELATION TO ANY PARTICULAR PART OF THE SERVICES EVER EXCEED * FOR THE PART OF THE SERVICES IN QUESTION, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT, PRODUCT LIABILITY OR OTHERWISE.

*        CONFIDENTIAL TREATMENT REQUESTED

14.2	Nothing in this Agreement shall operate to limit or exclude the liability of either party for fraud and/or in respect of death or personal injury arising as a result of the negligence of that party.

14.3	Indemnification by HR. HR shall indemnify and hold ETRX, its directors, officers, partners, employees and affiliates harmless against, and will reimburse ETRX for, any payment, loss, cost or expense (including reasonable attorneys’ fees) incurred by ETRX from any third-party claim or suit asserted against ETRX at any time after February 18, 2000 in respect of:

14.3.1	the damage to real and/or tangible personal property at HR’s facilities or arising pursuant to the performance of HR’s obligations under this Agreement to the extent such damage is proximately caused by the negligence or willful misconduct of HR, its partners, employees or agents; this Clause 14.3.1 shall be subject to Clause 14.1; and

14.3.2	the death or bodily injury of any person arising pursuant to the performance of HR’s obligations under this Agreement to the extent such death or injury is proximately caused by the negligence or wilful misconduct of HR, its partners, employees or agents; and

14.3.3	the infringement of the intellectual property or contractual rights of any person or entity resulting from ETRX’s use of any work products created by HR or any third party (other than by any member(s) of the TRX Group) on behalf of HR under this Agreement. Notwithstanding the foregoing, HR will not indemnify ETRX to the extent that the claim of infringement is caused directly by (1) ETRX’s misuse or modification of HR’s work products; (2) ETRX’s failure to use corrections or enhancements made available by HR; (3) ETRX’s use of HR’s work products in combination with any product or information not owned or developed by HR or any third party (other than any member(s) of the TRX Group) on behalf of HR; (4) ETRX’s distribution, marketing or use for the benefit of third parties of HR’s work products; or (5) information, data, hardware, software or other materials provided by ETRX or any third party on behalf of ETRX. This Clause 14.3.3 shall not be subject to Clauses 14.1.2 or 14.1.3.

14.4	Indemnification by ETRX. ETRX shall indemnify and hold HR its partners, employees and affiliates harmless against, and will reimburse HR for, any payment, loss, cost or expense (including reasonable attorneys, fees) incurred by HR from any third-party claim or suit asserted against HR at any time after February 18, 2000 in respect of:

14.4.1	damage to real and/or tangible personal property at ETRX’s facilities or arising pursuant to the performance of ETRX’s obligations under this Agreement, to the extent such damage is proximately caused by the negligence or willful misconduct of ETRX, its partners, employees, or agents; this Clause 14.4.1 shall be subject to Clause 14.1; and

14.4.2	the death or bodily injury of any person arising pursuant to the performance of ETRX’s obligations under this Agreement, to the extent such death or injury is proximately caused by the negligence or wilful misconduct of ETRX, its partners, employees, or agents;

14.4.3	the infringement by HR of the intellectual property and contractual rights of any person or entity resulting from the use by HR of any of ETRX’s or any of ETRX’s clients’ (to the extent required by ETRX) information, data or software or third-party software provided by or at the request of ETRX to HR, for HR’s performance of the Services and/or Additional Services. Notwithstanding the foregoing, ETRX will not indemnify HR to the extent that the claim of infringement is caused directly by (1) HR’s misuse or modification of ETRX’s or any ETRX’s clients’ information, data or software or third-party software, provided by or at the request of ETRX to HR for HR’s performance of the Services and/or Additional Services; (2) HR’s failure to use corrections or enhancements made available by or at the request of ETRX; (3) HR’s use of materials information or software provided by or at the request of ETRX in combination with any product or information not owned, developed or provided by or at the request of ETRX; (4) HR’s distribution, marketing or use for the benefit of third parties of such materials, information or software, or (5) information, data, hardware, software or other materials provided by HR or any third party on behalf of HR.

14.4.4	any claim by any third party relating to the conduct of ETRX’s functions and operations occurring prior to February 18,2000;

14.4.5	the failure of ETRX to obtain any consent relating to HR’s use of any third-party products provided by or specifically requested by ETRX in connection with this Agreement;

15.	FORCE MAJEURE

15.1	If a party (the “Affected Party”) is prevented, hindered or delayed from or in performing any of its obligations under this Agreement (other than the payment of monies) by a Force Majeure Event:

15.1.1	the Affected Party’s obligations under this Agreement are suspended while the Force Majeure Event continues and to the extent that it is prevented, hindered or delayed;

15.1.2	as soon as reasonably possible after the start of the Force Majeure the Affected Party shall notify the other party in writing of the Force Majeure Event, the date on which the Force Majeure Event started and the effects of the Force Majeure Event on its ability to perform its obligations under this Agreement;

15.1.3	the Affected Party shall make all reasonable efforts to mitigate the effects of the Force Majeure Event on the performance of its obligations under this Agreement; and

15.1.4	as soon as reasonably possible after the end of the Force Majeure Event the Affected Party shall notify the other party in writing that the Force Majeure Event has ended and resume performance of its obligations under this Agreement.

15.2	If the Force Majeure Event continues for more than three months starting on the day the Force Majeure Event starts and is affecting a party’s performance of any material obligation(s) hereunder, the unaffected party may terminate this Agreement by giving not less than 30 days’ written notice to the other party.

15.3	In Clause 15, “Force Majeure Event” means an event beyond the reasonable control of the Affected Party including, without limitation, act of God, war, riot, civil commotion, malicious damage, compliance with a law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood and storm.

16.	REMEDIES

16.1	Limitation Period. Neither party may assert against the other any claim in connection with this Agreement unless the asserting party has given the other party written notice of the claim within one (1) year after the asserting party first knew or should reasonably have known of the facts giving rise to such claim.

16.2	Release. Because of the importance of management’s representations to HR with respect to HR’s ability to perform its Services, ETRX agrees to release HR and its personnel from any liability and costs relating to the Services hereunder which liability and costs are attributable to any misrepresentation made by ETRX management.

17.	MISCELLANEOUS

17.1	Binding Nature and Assignment: Subcontract. Neither party may assign or delegate its rights or obligations under this Agreement without the prior written consent of the other, save that a party shall not unreasonably withhold its consent to the assignment or delegation by the other of its rights and/or obligations to a majority-owned subsidiary of that party, provided that it is satisfied that such subsidiary has the financial and other resources in order properly to perform that party’s obligations hereunder. Subject to the foregoing limitation on assignment, this Agreement is binding upon and inures to the benefit of the successors and assigns of the respective parties hereto.

ETRX hereby expressly acknowledges and confirms that certain of the Services have historically been outsourced/sub-contracted by HR and that these arrangements may continue during the Term. Notwithstanding the foregoing, HR shall remain fully responsible and liable for any and all Services and/or Additional Services performed by any such subcontractor to the extent that HR obtains redress from the subcontractor(s) in question after having used good faith reasonable commercial endeavours to obtain such redress, and ETRX shall not be required to seek recourse against any such subcontractor in lieu of or prior to seeking recourse against HR. HR acknowledges and agrees that the foregoing shall in no way limit ETRX’s rights with respect to termination of this Agreement pursuant to Clause 8.4.1.

17.2	Notices. Any notice or other communication required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language and shall be addressed as provided in this clause and may be:

17.2.1	personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address; or

17.2.2	sent to the relevant address by prepaid registered mail with advance telefax, in which case it shall be deemed to have been given 2 business days after the date of posting (business days meaning any day on which commercial banks in London are fully open for business).

The addresses and other details of the parties referred to in this clause are, subject to notification of change, as below:

Name:	Hogg Robinson

For the attention of:	The Company Secretary

Address:	Global House, Victoria Street, Basingstoke, Hampshire, RG21 3BT

Fax number:	01256 325229

Name:	e-TRX Limited

For the attention of:	Managing Director

Address:	Sutherland House Russell Way Crawley West Sussex RH 10 1UH

with a copy to:

Name:	TRX, Inc. (on behalf of any and all of the TRX Party)

For the attention of:	President with a copy to Ralph Manaker (General Counsel and Executive VP)

Address:	6 West Druid Hills Drive Atlanta, Georgia 30329 U.S.A.

Fax number:	001 404 814 2967

Either party may change its address for the purpose of this Clause by giving the other party written notice of its new address in the manner set forth above.

17.3

Relationship of Parties. HR is acting as an independent contractor in providing its services. HR Personnel shall remain HR’s employees for all purposes including, but not limited to, determining responsibility for all payroll-related obligations. HR shall at all times be responsible for supervising, directing and coordinating the professional responsibilities and duties of all HR Personnel in respect of their performance of the Services. Except as otherwise expressly provided in this Agreement, HR does not undertake to perform any obligations of ETRX, whether regulatory or contractual, or to assume any responsibility for the management of ETRX’s business.

17.4	Severability. If any provision of this Agreement is found to be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement which shall remain in force.

17.5	Waiver. No delay or omission by either party to exercise any right or power under this Agreement or pursuant to applicable law shall impair such right or power or be construed as a waiver thereof. A waiver by any party of any covenant or breach shall not be construed to be a waiver of any other covenant or succeeding breach. All waivers must be given in writing by the waiving party to be effective.

17.6	Publicity. All media releases, public announcements and public disclosures by either party relating to this Agreement, including, without limitation, promotional or marketing material, but not including any disclosure required by legal, accounting or regulatory requirements, shall be approved by both parties prior to such release.

17.7	Entire Agreement. This Agreement and the PTA constitutes the entire agreement between the parties regarding the Services and supersedes all prior agreements and understandings. No amendment, modification, waiver or discharge of this Agreement shall be valid unless in writing and signed by authorized representatives of both parties.

17.8	HR-Developed Software. Any software developed by HR in providing Services is outside the scope of this Agreement and therefore, absent written agreement to the contrary, will be the property of HR.

17.9	Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one Agreement.

17.10	Third Party Claims. This Agreement has been entered into for the sole benefit of ETRX and HR, and in no event shall any third-party beneficiaries be created thereby.

17.11	Survival. Such provisions of this Agreement as are required to survive its termination or expiry in order to give full force and effect to the rights and obligations of the parties hereunder shall be deemed to so survive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Hogg Robinson Plc		e-TRX Limited

By:	/s/ Business Technology Director	By:	/s/ Director
Title:	Business Technology Director	Title:	Director

Execution Copy

SCHEDULE 1 SERVICES

General issues (which apply to both this Schedule and Schedule 2):

HR reserves the right at its discretion to sub-contract some or all of the Services, and change said service provider or bring the Services back ‘in-house’.

ETRX will be responsible pursuant to Clause 9.2 for all costs incurred by HR on termination or part termination of the services.

For the avoidance of doubt, as soon as HR ceases to provide any particular part(s) of the Services it shall cease provision in all respects as of the termination date (ie no run-offs) unless and to the extent expressly provided for to the contrary herein.

Those Services which are to be terminated prior to the end of the Initial Term are detailed in one or more of the Schedules – if no early termination date is stated in respect of a part of the Services in any of these Schedules, then that part of the Services will be provided until the end of the Initial Term unless mutually agreed otherwise.

If and to the extent that ETRX wishes to reinstate a terminated part of the Service, HR shall have no obligation to do so, but, if it does agree to do so, HR shall be entitled to charge premium rates (as opposed to the rates specified in this Agreement) for the part in question.

HR will be under no obligation to provide services not listed in this Agreement, except as provided for in Clause 3.1.

As contemplated by Clause 8.1.2, for so long as ETRX is permitted to use the Subnumber (including after the expiry or termination of this Agreement), HR will continue to provide those of the Services which are either involved in processing * transactions through the Subnumber, or supporting those transactions, and ETRX shall continue to make payments hereunder in respect of those Services.

The Services to be provided under the heading of “General/Purchase ledger – staff” in Schedule 4 will be provided until 30 September 2004. However, the parties agree that, in the interim (commencing as soon as reasonably practicable after the Effective Date), the Finance Director of ETRX and the Finance Director of BTI will investigate in good faith the different options under which ETRX may continue to use HR’s JBA, Essbase and Hyperion financial systems. If no agreement can be reached by them within a reasonable period of time, the said Services will (unless otherwise agreed) continue unaltered until 30 September 2004.

*        CONFIDENTIAL TREATMENT REQUESTED

Where charges include personnel costs, ETRX agrees that HR may adjust those charges no more than once per annum (with effect from April of the year in question) to reflect a * increase in employee remuneration.

1.	FINANCIAL SERVICES:

*

*        CONFIDENTIAL TREATMENT REQUESTED

2.	PAYROLL

*

*        CONFIDENTIAL TREATMENT REQUESTED

*

3.	HUMAN RESOURCES

*

*        CONFIDENTIAL TREATMENT REQUESTED

*

4.	FACILITIES

*

5.	VENDORS

*

*        CONFIDENTIAL TREATMENT REQUESTED

6.	MATERIAL SUPPLIERS

*

7.	TRAVEL

*

*        CONFIDENTIAL TREATMENT REQUESTED

Execution Copy

SCHEDULE 2 SERVICES

The Schedule 2 Services to be provided for the Initial Term are as follows:

*

*

OPERATIONS SUPPORT

*

UK Online Fulfilment Services (OFS)

*

*

*        CONFIDENTIAL TREATMENT REQUESTED

UK Travel Back Office (TBO) Reconciliation

*

Computer Operations Support

*

*

*

*        CONFIDENTIAL TREATMENT REQUESTED

PURCHASING/ HELPDESK TECHNOLOGY & SUPPORT

*

*        CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 3

FORM OF CHANGE ORDER

In accordance with the terms and conditions of this Agreement for Shared Services dated January 1, 2004 (the “Agreement”) between e-TRX Limited (“ETRX”) and Hogg Robinson plc (“HR”) it is agreed between the parties that the additional services described below (the “Additional Services”) are not currently included in the scope of Services under the Agreement.

ETRX has requested such Change Order and HR is willing to provide such Additional Services under the same terms and conditions of this Agreement, subject to the additional terms (including payment terms) described herein. If any of the following terms conflicts with this Agreement, the following terms shall govern with respect to the Additional Services described below.

[Detailed description of Additional Services, payment terms and any relevant assumptions.]

Agreed this          day of                 200  .

e-TRX LIMITED	HOGG ROBINSON PLC

By:	By:

Title:	Title:

SCHEDULE 4

* CHARGES

*        CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 5

COSTS

Execution Copy

SCHEDULE 4

CHARGES

*

*        CONFIDENTIAL TREATMENT REQUESTED

Schedule 2 Charges:

1. The following IS services have historically been charged outside of the Shared Services Agreement, these charges are annual charges. They are fixed charges with the exception of the Expedia transactions, these charges will fluctuate each month as they are transaction based at 14.3p per each transaction.

*

20

*        CONFIDENTIAL TREATMENT REQUESTED